Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Matrix Service Company and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated September 28, 2010, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2010.

/S/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma

December 17, 2010